Exhibit 99.1

Span-America Declares Special Cash Dividend of $1.00 Per Share and Regular Quarterly Dividend of $0.15 Per Share

Marks 100th Consecutive Quarterly Dividend Payment

GREENVILLE, S.C.--(BUSINESS WIRE)--November 14, 2014--Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced today that the Board of Directors declared a special cash dividend of $1.00 per share. The special dividend is payable January 7, 2015, to shareholders of record on December 17, 2014.

The Board of Directors also declared a regular quarterly cash dividend of 15 cents ($0.15) per share. The regular dividend is payable December 11, 2014, to shareholders of record on November 25, 2014.

“The special cash dividend of $1.00 per share highlights the milestone of Span-America paying our 100th consecutive quarterly cash dividend and our positive outlook for fiscal 2015,” stated Jim Ferguson, president and chief executive officer of Span-America. “We have a strong balance sheet and will pay the regular and special cash dividends from cash on hand. Our Board of Directors remains committed to building long-term shareholder value by returning a portion of the company’s earnings to shareholders through our cash dividend program.”

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk ManagerTM and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of EncoreTM, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our outlook for fiscal year 2015 and our expected level of cash during the next two quarters. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of disruptions in our consumer products business related to the transfer of our exclusive distribution agreement from Louisville Bedding Company to Hollander Home Fashions in May 2013 as a result of the sale of Louisville Bedding’s utility bedding retail business to Hollander, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer